EXHIBIT 5

December 20, 2001

Bausch & Lomb Incorporated

One Bausch & Lomb Place

Rochester, New York 14604-2701

Gentlemen:

I am General Counsel to Bausch & Lomb Incorporated (the "Company"), and in such capacity have examined the Supplemental Registration Statement on Form S-8 to which this is an exhibit, to be filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of an additional 250,000 shares of the Company's common stock, par value $.40 per share, and of an indeterminate amount of interests to be offered or sold pursuant to the Bausch & Lomb 401(k) Account Plan, previously known as the Bausch & Lomb Savings Plus Plan (the "Plan"), all as described more fully in the original Registration Form S-8 Statement and the Supplemental Form S-8. I have also examined copies of the Articles of Incorporation, as amended, the By-Laws of the Company and the Plan. In addition, I have made such other examination and have ascertained or verified to my satisfaction such additional facts as I deem pertinent under the circumstances.

On the basis of such examination, I am of the opinion that:

1.     The Company is a corporation duly organized and existing under the laws of the State of New York with corporate power to own and operate the property now owned by it.

2.     All legal and corporate proceedings necessary to the authorization and issuance of the common shares heretofore issued have been duly taken and such common shares have been legally issued, and when utilized for the purposes of the Plan according to the provisions thereof, will be legally issued, fully paid and non-assessable outstanding common shares of the Company.

I consent to the filing of this opinion as an Exhibit to the supplemental registration statement for the common stock to be issued under the Plan.

Very truly yours,

/s/ Robert B. Stiles

Robert B. Stiles